Exhibit 99.1

FOR IMMEDIATE RELEASE

Cole Capital® Announces Cole Office & Industrial REIT (CCIT II), Inc.
Estimated Per Share Value of $10.32

Phoenix, AZ, March 28, 2017 - The Board of Directors (the “Board”) of Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II” or the “Company”), a publicly registered non-listed real estate investment trust (“REIT”) focused on investing in high-quality, single-tenant, income-producing necessity office and industrial properties, today announced an estimated per share net asset value (“NAV”) of the Company’s Class A and Class T common stock of $10.32 as of December 31, 2016. This represents an increase over the previous per share NAV determined by the Board of $10.00 as of February 29, 2016, which was the first valuation that the Company had conducted.

“We continue to be pleased with the performance of CCIT II and the strength of the net-leased office and industrial assets in the portfolio," said Bill Miller, Chief Executive Officer and President of Cole Capital. "We will continue our focus on active management to maximize the value of the portfolio for our stockholders.”

Estimated Per Share NAV
The Company engaged Cushman & Wakefield of Illinois, Inc., Valuation & Advisory group (“Cushman & Wakefield”), an independent global advisory and real estate services firm, to assist the Board with determining an estimated per share NAV and a valuation range of CCIT II. Using the NAV Methodology, Cushman & Wakefield arrived at a valuation range of $9.64 to $11.05 per share. The estimated per share NAV for Class A and Class T shares of $10.32, which is the approximate mid-point of the valuation range from Cushman & Wakefield, was determined and approved by the Board based on the recommendation of its valuation committee, which is comprised solely of independent directors, including the independent Chairman of the Board. The Board is ultimately and solely responsible for the establishment of the estimated per share NAV.

The estimated per share NAV was based upon the estimated market value of the Company’s assets, less the estimated market value of the Company’s liabilities, divided by the total shares outstanding, and was performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. The estimated per share NAV does not reflect any “portfolio premium,” nor does it reflect an enterprise value for the Company. The Board intends to determine an updated estimated per share NAV on at least an annual basis.

To date, CCIT II has paid 38 consecutive monthly distributions to its stockholders, with a current distribution rate equal to an annualized amount of $0.63 per share for Class A shares and Class T shares (less, in the case of Class T shares, the per share distribution and stockholder servicing fees that are payable with respect to the Class T shares). The distribution amount per share declared by the Board is not affected by the determination of the NAV.

About Cole Office & Industrial REIT (CCIT II), Inc.
CCIT II is a public, non-listed REIT formed in 2013 that invests primarily in single-tenant, income-producing, necessity office and industrial properties that are leased to creditworthy tenants under long-term, net leases. CCIT II seeks to provide access to high-quality commercial real estate assets, providing current income, reduced overall portfolio volatility and the potential for capital appreciation for its shareholders.

About Cole Capital®
Cole Capital is the investment management business of VEREIT, Inc. An industry leading non-listed REIT sponsor, Cole Capital creates innovative net lease real estate products that serve individual investors and financial professionals. Cole Capital’s business model is built upon the simple objective of collecting rent from some of the biggest corporations in America and passing it on as a stream of distributions to investors. Additional information about Cole Capital and its products can be found on its website at www.colecapital.com.

Forward Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the methodology and assumptions used in determining the most recent estimated per share NAV of the Company’s common stock, and the Company’s ability to maximize the value of the Company’s portfolio. Cushman & Wakefield relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Cushman & Wakefield’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events occurring after the Company’s determination of an estimated per share NAV may cause the value of, and returns on, the Company’s investments to be less than those used for purposes of determining the Company’s estimated per share NAV.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | pchapman@rubenstein.com

John Bacon, Senior Vice President, Corporate Communications
VEREIT, Inc.
602.778.6057 | jbacon@VEREIT.com